U.S. GLOBAL INVESTORS FUNDS

                             AMENDMENT NO. 1 TO THE

               SECOND AMENDED AND RESTATED MASTER TRUST AGREEMENT


            AMENDMENT No. 1 to the Second Amended and Restated Master Trust Agreement of U.S. GLOBAL INVESTORS FUNDS, dated August 16, 2000, made at San Antonio, Texas, this 8th day of July, 2002.

            WITNESSETH:

            WHEREAS, Section 7.3 of the Second Amended and Restated Master Trust Agreement dated August 16, 2000 (the "Agreement") of U. S. Global Investors Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

            WHEREAS, a majority of the Trustees of the Trust voted to approve the amendments to Section 3.1(d) and 3.1(f) of the Agreement set forth below on February 2, 2002 and May 24, 2002, respectively, and authorized an officer of the Trust to execute and file this instrument to reflect such amendments.

            NOW, THEREFORE, the undersigned, a duly elected and serving officer of the Trust, pursuant to the authorization described above, hereby certifies as follows:

     1. The Trustees have amended Section 3.1(d) of the Agreement by adding the following sentence at the end thereof:

          In addition, each Trustee who is not an "interested person" of the Trust within the meaning of the 1940 Act (each, an "Independent Trustee") shall be required to retire in accordance with the terms of any retirement policy then in effect that has been approved by vote of a majority of all Independent Trustees.

     2. The Trustees have amended Section 3.1(f) of the Agreement by deleting the Section in its entirety and substituting the following new Section 3.1(f) therefor:

          (f) VACANCIES. Any vacancy or anticipated vacancy resulting from any reason, including without limitation the death, resignation, retirement, removal, or incapacity of any of the Trustees, or resulting from an increase in the number of Trustees by the other Trustees may (but need not unless required by the 1940 Act) be filled either by (i) a majority of the remaining trustees, subject to the provisions of Section 16(a) of the 1940 Act, through the appointment in writing of such other person as such remaining Trustees in their discretion shall determine or (ii) in the case of an individual who will qualify as an Independent Trustee, by a majority of all Independent Trustees, subject to the provisions of Section 16(a) of the 1940 Act, through the appointment in writing of such other person as such Independent Trustees in their discretion shall determine, and such appointment shall be effective upon the written acceptance of the person named therein to serve as a Trustee and agreement by such person to be bound by the provisions of this Declaration of Trust, except that any such appointment in anticipation of a vacancy to occur by reason of retirement, resignation, or increase in number of Trustees to be effective at a later date shall become effective only at or after the effective date of said retirement, resignation or increase in number of Trustees. When filling any vacancy with another Independent Trustee, it is the prerogative of the Independent Trustees to solicit recommendations from management.

3. Each of the foregoing amendments was approved by the Trustees to become effective immediately upon the date of such approval.

            WITNESS my hand and seal this 8th day of July, 2002.



                                   /s/ Susan B. McGee
                                   ---------------------------
                                   Secretary



STATE OF TEXAS    )

COUNTY OF BEXAR   )  ss

            Then personally appeared the above-named Susan B. McGee and acknowledged this instrument to be such individual's free act and deed this 8th day of July, 2002.


                                   /s/ Stacy G. Henk
                                   ---------------------------
                                   Notary Public

My commission expires September 28, 2003.